UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2024

VERANO HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

British Columbia	000-56342	98-1583243
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

224 W Hill Street, Suite 400,

Chicago, Illinois 60610

(Address of Principal Executive Offices) (Zip Code)

(312) 265-0730

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Amended Court Filings Made in Litigation

On September 17, 2024, Verano Holdings Corp. (the “Company”) filed an Amended Response to Civil Claim (the “Amended Response”) and an Amended Counterclaim (the “Amended Counterclaim”) with the Supreme Court of British Columbia, Canada (the “Court”) in regard to litigation matters before the Court with Goodness Growth Holdings, Inc., now named Vireo Growth, Inc. (“Vireo”). The amended filings were made primarily in response to communications recently disclosed by Vireo in response to document production requests made by the Company in the litigation (the “Newly Discovered Communications”). The Newly Discovered Communications have been in the possession of Vireo and its advisors but were unknown to the Company until provided piecemeal by Vireo over 16 to 20 months after the commencement of the litigation.

Litigation Background and Status

The litigation matters arose from an Arrangement Agreement (the “Arrangement Agreement”) entered into by the Company and Vireo on January 31, 2022, pursuant to which the Company would acquire Vireo, subject to the terms and conditions of the Arrangement Agreement, by means of a stock-for-stock transaction (the “Arrangement”). Based on the Company’s belief that there were multiple breaches by Vireo, Vireo’s Board of Directors (the “Vireo Board”) failure to reaffirm its recommendation of the Arrangement and the occurrence of various material adverse events, the Company exercised four of its separate termination rights set forth in the Arrangement Agreement on October 13, 2022 and demanded the payment of the $14.875 million termination fee and the $3.0 million transaction expense payment owed to the Company under the terms of the Arrangement Agreement. Vireo filed suit against the Company with the Court on October 21, 2022, alleging unspecified damages for wrongful termination and disputing it owed the termination fee or expense payment. On November 14, 2022, the Company filed a response to Vireo’s allegations and a counterclaim against Vireo seeking the termination fee and the expense payment.

On May 2, 2024, Vireo filed a Notice of Application for Summary Trial seeking damages of $860.9 million and requesting that the Court decide the case on a summary determination expedited basis, claiming urgency due to Vireo’s distressed financial condition and danger of receivership. On June 20, 2024, the Company announced that it filed a Notice of Application with the Court seeking (a) a preliminary order from the Court that summary determination is not suitable for this case and would not assist in the efficient resolution of the proceedings, and (b) the inadmissibility and exclusion from evidence of Vireo’s expert report on purported damages on the grounds that the expert report does not comply with the Court’s rules and common law admissibility requirements as to expert qualifications and expert evidence regarding assumptions, support, methodology and other content deficiencies.

Currently, an in-person preliminary hearing on the suitability of summary determination is scheduled with the Court for October 16-17, 2024. The preliminary hearing will not address the merits of the litigation matters and it is unknown whether on a preliminary basis the Court will decide the suitability of summary determination. The Court may, in its discretion, determine not to make a preliminary decision on the suitability of summary determination and postpone a decision until a further hearing, which is currently unscheduled.

Basis for Amended Filings

In the Amended Response, among other amendments, the Company added defenses arising from the Newly Discovered Communications that Vireo willfully and intentionally breached the Arrangement Agreement by (a) withholding from the Company correspondence from various litigation counsel for Vireo shareholders alleging federal securities violations by Vireo, inadequate disclosures in Vireo’s preliminary proxy statement and public filings, stale and outdated fairness opinions and other inadequacies with the fairness opinions on which the Vireo Board relied, (b) withholding correspondence from a Vireo shareholder soliciting opposition to the Arrangement, and (c) refusing to give fair and reasonable consideration to the Company’s comments and concerns, which raised the very same risks and inadequacies that the Newly Discovered Correspondence raised regarding Vireo’s proxy statement disclosures, the Vireo Board process and litigation exposure. Vireo repeatedly told the Company such comments and concerns were unreasonable and without merit notwithstanding Vireo’s possession of the Newly Discovered Communications at such time. Other Newly Discovered Communications included that Vireo had genuine and legitimate concerns that Vireo’s shareholders would no longer approve the Arrangement and that the Vireo Board should reaffirm its recommendation of the Arrangement as requested by the Company.

In the Amended Counterclaim, among other amendments, the Company added additional claims for damages against Vireo based on Vireo’s willful breaches of the Arrangement Agreement, and Vireo’s breaches of good faith and the duty of honest performance. The damages amounts are not specified at this time.

Summary Description Only

The description of the Amended Response and the Amended Counterclaim is a general summary only and is not complete. The complete Amended Response and the Amended Counterclaim will be available on the Court’s website at https://justice.gov.bc.ca/cso/index.do.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2024

By:	/s/ Laura Marie Kalesnik
Name:	Laure Marie Kalesnik
Title:	Chief Legal Officer, General Counsel & Secretary